                                                                    Exhibit 99.2

EXHIBIT 99.2  MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
                             RESULTS OF OPERATIONS

     Certain statements in this Form 8-K and in our future filings with the Securities and Exchange Commission and our written and oral statements that are not statements of historical facts are "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. The words "believe," "expect," "anticipate," "intend," "will" and similar expressions are examples of words that identify forward-looking statements. Forward-looking statements include, without limitation, statements regarding our future financial position, business strategy and expected cost savings. These forward-looking statements are based on our current beliefs, as well as assumptions we have made based upon information currently available to us.

     Each forward-looking statement reflects our current view of future events and is subject to risks, uncertainties and other factors that could cause actual results to differ materially from any results expressed or implied by our forward-looking statements. Important factors that could cause actual results to differ materially from the results expressed or implied by any forward-looking statements include:

     . our ability to successfully penetrate the network, application and ASP markets;

     . the consummation of the merger with Cereus Technology Partners, Inc. ("Cereus");

     .  our ability to dispose of our hospitality services group;

     . our ability to fund continuing operating losses and capital requirements;

     .  trends for the continued growth of the business of Eltrax and Cereus;

     . our ability to successfully access the capital markets to fund the growth of our business;

     .  our ability to enhance revenue and earnings growth;

     . our ability to continue to successfully market existing products and services, which may be adversely impacted by competition;

     . our ability to integrate our business with Cereus' business and other prior and subsequent mergers and acquisitions;

     . our ability to successfully develop and market new products and services;

     .  our ability to expand our market for existing products and services;

     . the effects of our accounting policies and general changes in generally accepted accounting practices;

     .  general economic and business conditions; and

     . other factors disclosed in Form 10-K for the year ended December 31, 1999 and in our other filings with the Securities and Exchange Commission.

     All subsequent forward-looking statements relating to the matters described in this document and attributable to us or to persons acting on our behalf are expressly qualified in their entirety by such factors. We have no obligation to publicly update or revise these forward-looking statements to reflect new information, future events, or otherwise, except as required by applicable Federal securities laws, and we caution you not to place undue reliance on these forward-looking statements.

Restatement
-----------

     The following discussion presents the Company's restated management's discussion and analysis of financial condition and results of operations previously included our Annual Report on Form 10-K for the year ended December 31, 1999.

General
-------

     Beginning in 1998, the Company began to reposition operations to areas with higher growth and margin potential. Specifically, the Company consolidated certain offices and closed other offices that specialized in the lower margin distribution of products to reseller customers. This decision was implemented in the first quarter of 1998, which resulted in the write-down of certain intangible assets in 1997 and significantly reduced 1998 sales. In addition, in the last two years, the Company's continuing operations have acquired two businesses, and in 1999 recorded non-recurring merger-related transaction and reorganization costs totaling $713,000. We believe such events significantly affect the comparability of the Company's results of operations from year to year. You should read the following discussion of our results of operations and financial condition in conjunction with our consolidated financial statements and related notes thereto included in Exhibit 99.1 of this Form 8-K.



Results of Operations
---------------------

                Fiscal Year 1999 Compared with Fiscal Year 1998

     For the year ended December 31, 1999, the Company's loss from continuing operations totaled $5.9 million, or $.25 per share, compared with a loss from continuing operations of $1.8 million, or $.08 per share, for 1998. The 1999 results included non-recurring merger-related transaction and reorganization costs totaling approximately $713,000. These charges consisted primarily of costs related to facilities that will not be utilized fully in the future, severance for employees terminated, costs related to the recruitment and relocation of management and administrative personnel to Atlanta, and legal, accounting and other fees associated with the merger with Windward Technology Group on March 31, 1999. See footnote 5 to the Company's consolidated financial statements included in Exhibit 99.1 of this Form 8-K. Excluding these charges, the net loss for the year ended December 31, 1999 totaled $5.2 million.

EBITA from continuing operations

                                         Year Ended December 31,
                                        ----------------------------
         Dollars in thousands               1999      1998    Change
       -------------------------------------------------------------
        Revenue                           $61,685   $52,605   17.3%
        Cost of Revenue                    41,709    39,481    5.6
                                          -------------------
          Gross profit                     19,976    13,124   52.2
          Gross profit percentage            32.4%     24.9%
        Direct expenses, including
          research and development         19,277    12,159   58.5
                                          -------------------
          EBITA                           $   699   $   965  (27.6)
      -------------------------------------------------------------

     Operating results from continuing operations during the year ended December 31, 1999, reflect the impact of actions taken in the prior year to reposition operations to areas with higher growth and higher margin potential. Revenues increased approximately $9.1 million in the year ended December 31, 1999, over 1998, primarily due to increased growth in the focus on the Company's IT consulting services, network management and customer care services, and the inclusion of revenue from the Company's customer care operations for a full year in 1999 compared with only four months in 1998, offset by reduced sales as a result of the closure of the Company's distribution operations in early 1998. The Company closed its distribution operations in connection with its repositioning of operations to areas with higher growth and higher margin potential. The gross profit percentage increased to 32.4% during the year ended December 31, 1999, reflecting a change in the mix of sales from lower margin products and services to higher margin services. An increase in the direct expenses from continuing operations, including research and development, of approximately $7.1 million resulted primarily from the inclusion of the customer care operations of Encore Systems, Inc. for a full year, investment in the Company's ASP initiatives and continued investment in personnel and related costs to fuel growth.

     Corporate and administrative expenses were approximately $4.4 million for the year ended December 31, 1999, an increase of approximately $2.2 million compared to 1998. Corporate and administrative expenses increased due to increased marketing, and increased finance, human resources and administrative costs related to promoting and supporting the Company's new strategic direction. Amortization of intangibles was $1.4 million for the year ended December 31, 1999, an increase of $756,000 compared to 1998, primarily due to the inclusion of Encore's operations for a full year.

                Fiscal Year 1998 Compared with Fiscal Year 1997

     For the year ended December 31, 1998, the Company's loss from continuing operations totaled $1.8 million, or $.08 per share, compared with loss from continuing operations of $10.2 million or $.57 per share, for 1997.

EBITA from continuing operations

                                            Year Ended December 31,
                                        ------------------------------------
Dollars in thousands                     1998            1997         Change
----------------------------------------------------------------------------
Revenue                                 $52,605        $49,934           5.3 %
Cost of revenue                          39,481         41,329          (4.5)
                                        ----------------------
  Gross profit                           13,124          8,605          52.5
  Gross profit percentage                  24.9%          17.2%
Direct expenses, including
  research and development               12,159          9,860          23.3
                                        ----------------------
    EBITA                               $   965        $(1,255)            -
----------------------------------------------------------------------------

     Operating results from continuing operations during the year ended December 31, 1998, reflect the impact of actions taken to reposition operations to areas with higher growth and margin potential. Revenues increased approximately $2.7 million in the year ended December 31, 1998, compared to 1997, primarily due to the Company's entry into the network services and managed services markets, offset by reduced sales from the closure of the Company's distribution operations in early 1998. The gross profit percentage increased to 24.9% during the year ended December 31, 1998, reflecting a change in the mix of sales from lower margin products to higher margin services and products. An increase in operating expenses from continuing operations of approximately $2.3 million in the year ended December 31, 1998 compared to 1997, was due primarily to the inclusion of Encore's customer care operations beginning in September 1998.

     Corporate and administrative expenses remained relatively constant at approximately $2.3 million by the year ended December 31, 1998, compared to approximately $2.4 million for the year ended December 31, 1998. Amortization of intangibles was approximately $647,000 for the year ended December 31, 1998, an increase of $212,000 compared to 1997, primarily due to the inclusion of Encore's operations beginning on September 1, 1998.

Liquidity and Capital Resources
-------------------------------

     Liquidity is the measurement of the Company's ability to have adequate cash or access to cash at all times in order to meet financial obligations when due as well as to fund corporate expansion and other activities. Historically, the Company has met its liquidity requirements through a combination of working capital provided by operating activities, debt from third party lenders and issuances of equity securities. The Company's cash and cash equivalents totaled $613,000 at December 31, 1999, and $7.2 million at December 31, 1998.

     Cash used in operations in the year ended December 31, 1999 totaled approximately $548,000. The Company's use of cash in operations during 1999 resulted primarily from a net loss of $9.8 million and was offset by non-cash charges for depreciation and amortization of $5.0 million, and cash provided by operating items of approximately $4.3 million. Cash provided by operations in 1998 totaled approximately $1.8 million.

     The Company used cash in investing activities in the year ended December 31, 1999, of approximately $6.4 million, compared to $12.1 million in 1998. Of such amounts, the Company spent $2.1 million and $1.7 million on capitalized software costs in 1999 and 1998, respectively, and $4.3 million and $2.1 million on capital expenditures in 1999, and 1998, respectively. Also, in September 1998 the Company used $8.3 million in cash to purchase Encore.

     Cash provided by financing activities totaled approximately $379,000 in the year ended December 31, 1999, compared to $8.3 million provided by financing activities in 1998. Borrowings on the Company's credit line during the year ended December 31, 1999, totaling approximately $2.3 million and proceeds from the issuance of common stock totaling approximately $382,000, were offset by payments on long-term debt totaling $2.3 million. Proceeds from the issuance of common stock and a term loan during 1998 totaled $7.5 million and $4.0 million, respectively, and were offset by payments on the credit line and long term debt totaling $2.8 million, and the purchase of treasury stock of approximately $387,000.

     At December 31, 1999, the Company had approximately $7.8 million outstanding under its former credit facilities with Citizens Bank (the "Old Facilities"). During fiscal year 1999, the Company was not in compliance with certain financial and operating covenants contained in the Old Facilities. Citizens Bank subsequently waived such non-compliance. The Company was never in default of payments due under the Old Facility. On March 14, 2000, the Company obtained a $20.0 million asset based revolving credit facility with PNC Bank (the "New Facility"). The New Facility is secured by substantially all of the assets of the Company. The availability under the New Facility at the closing was approximately $14.6 million. In addition, in the first quarter of fiscal year 2000, William P. O'Reilly, chairman of the Board, made a bridge loan to the Company in the amount of $2.6 million, the proceeds of which were used for the Company's short term working capital needs. The Company used $7.5 million of the proceeds of the New Facility to repay the Old Facility in full, $2.6 million to repay the bridge loan to Mr. O'Reilly and approximately $900,000 to repay other third party debt.

     For the quarter ended March 31, 2000, Eltrax was not in compliance with the cumulative net cash flow covenant in the PNC Bank facility. On May 15, 2000, PNC Bank waived the non-compliance. In connection with the waiver and the amendment described below, Eltrax paid PNC Bank a fee of $250,000.

     Because the net cash flow covenant is cumulative, and because of additional losses from continuing and discontinued operations in the second quarter, Eltrax was not in compliance with the covenant for the quarter ended June 30, 2000. In addition, Eltrax was not in compliance with a covenant regarding year 2000 capital expenditures and a covenant regarding maximum rental payments under lease arrangements. On July 27, 2000, PNC Bank waived the non-compliance with each of these covenants. Also on July 27, 2000, PNC Bank modified the covenants regarding capital expenditures and rental payments for the balance of fiscal year 2000. In connection with the waiver, Eltrax agreed to either (i) issue PNC Bank warrants to purchase 12,532 shares Eltrax common stock with certain registration rights, or (ii) pay PNC Bank a waiver and consent fee of $50,000. Eltrax expects to obtain modifications to the financial covenants that contemplates the planned disposition of HSG, the funding of an additional $5 million under the existing bridge facility between Eltrax and Cereus as well as the projected results of operations.

     On May 15, 2000 PNC Bank and Eltrax amended the facility to increase the requirements that Eltrax maintain undrawn availability under the facility from at least $1.0 million at all times to at least $3.0 million during the first and third month of each fiscal quarter and at least $2.0 million during the second month of each fiscal quarter. In connection with the closing of the bridge facility with Cereus, PNC Bank and Eltrax amended the PNC Bank facility to modify the undrawn availability covenant to reduce the requirement that Eltrax maintain undrawn availability under the facility to at least $1.0 million at all times before October 1, 2000. After that time, the covenant reverts to the staged requirements discussed above. As a condition to Cereus's obligation to amend the bridge facility to provide Eltrax with an additional $5.0 million in borrowing availability under the bridge facility, PNC Bank has been requested to maintain the undrawn availability covenant at $1.0 million.

     On June 29, 2000 Eltrax announced that as part of its effort to prepare for the merger, it had reorganized operations and eliminated approximately 100 positions held by employees, as well as most positions held by contract professionals. As a result of these actions, Eltrax recorded restructuring costs of approximately $1.5 million in the second quarter. Eltrax expects the reduction in force, along with other costs reduction initiatives implemented in the second quarter, will result in approximately $12.0 million in annualized cash savings.

     One June 29, 2000, Eltrax sold 180,000 shares of its common stock in a private placement to an investor for net proceeds of $990,000.

     On July 27, 2000, Eltrax entered into an agreement with an investor to issue $7.0 million of convertible senior subordinated notes ("Convertible Subordinated Notes" or "Notes"). The Notes are due July 27, 2001 and carry warrants to purchase 364,584 shares of common stock at an exercise price of $5.03 per share. The Notes are convertible into Eltrax's common stock at a price of $4.80 per share. The conversion price is subject to adjustment upon the occurrence of certain events. The Notes also have certain put and call features. Concurrent with the execution of the agreement, $4.0 million dollars was funded by the investor. An additional $1.0 million will be funded immediately upon Eltrax's execution of a definitive agreement to sell all or part of its hospitality services group for proceeds of at least $8.0 million. The remaining $2.0 million will be funded upon the closing of the merger with Cereus.

     The Company received a loan of $4.0 million from Cereus during the quarter ended June 30, 2000 pursuant to a $5.0 million bridge facility. Cereus has agreed to increase the amount available under the bridge facility, prior to the closing of the merger, from $5.0 million to $10.0 million, subject to PNC Bank agreeing to certain modifications to the PNC facility. The loan from Cereus is in the form of a convertible subordinated note. The convertible subordinated notes bears interest at prime plus 2.0%.

Short-term and Long-term Liquidity

     Commencing in the second quarter, due to greater losses than anticipated in the second quarter and the resultant shortage of available cash, the Company has not made timely payments to all of its trade and other creditors. As of June 30, 2000, the Company had payables which were more than 30 days past due in the amount of approximately $4.9 million relating to continuing operations. The Company has negotiated deferred payment terms with most of these creditors.

     The Company expects to meet its short-term working capital needs with borrowings under the PNC and Cereus facilities, the proceeds from the sale of all or a portion of HSG, and up to $3.0 million in proceeds from the funding of the additional Convertible Subordinated Notes. The Company cannot meet its working capital needs without these capital sources. The Company's ability to access that capital is contingent on events, most of which are outside the Company's control. For example, the Company has entered into a letter of intent with respect to the sale of its lodging and international business and are in discussions for the sale of the Company's subsidiary, Squirrel Systems, Inc. However, the consummation of both of those transactions is contingent on the negotiation and execution of a definitive agreement and the completion of due diligence and other matters customary in transactions of that sort.

     While the Company expects to be able to close both of these transactions, there can be no assurance that either or both of the transactions will close. Also, there can be no assurance that the additional $3.0 million of Convertible Subordinated Notes will be funded because the funding or $1.0 million of the Notes is contingent on the execution of a definitive agreement for the sale of all or a portion of HSG for gross proceeds of at least $8.0 million and the funding of $3.0 million of the Notes is contingent on the closing of the merger with Cereus.

     Similarly, the Company's access to the additional $5.0 million of funding from Cereus is contingent upon PNC Bank agreeing to certain modifications to the PNC facility. While the Company expects to obtain the required modifications, there can be no assurance that it will be successful in obtaining those modifications. As such, there can be no assurance that the Company will have access to the additional Cereus funding.

     Finally, the Company's ability to access the PNC facility is contingent on its compliance with the financial and other covenants and terms of that facility. If the Company is in violation of the PNC facility, or does not have sufficient eligible accounts receivable to support the level of borrowings it needs, the Company will be unable to draw on the facility.

     If any of these contingencies is not satisfied or the Company is in violation of the PNC facility so that the Company does not have access to any one of these sources of capital through the remainder of the 2000 fiscal year, then the Company's ability to continue to operate would be jeopardized. In this event, the Company would be forced to seek working capital from other sources to fund delinquent accounts payable and meet ongoing trade obligations. However, there can be no assurance that other financing sources will be available to meet the Company's needs at that time.

     Even if the Company is able to meet its short-term capital needs from the capital sources described above, the Company's ability to meet its long-term capital needs will be subject to factors outside of its control. Specifically, unless the price of the Company's common stock increases significantly so that holders of the Company's convertible debt are likely to convert such debt into common stock, the Company will be required to restructure that debt or raise additional equity capital to fund such debt repayment beginning in June 2001. The principal amount of the convertible debt outstanding at August 10, 2000 was $9.0 million. If the balance of the Convertible Subordinated Notes and the additional debt from the Cereus bridge facility is funded (and assuming the Company's pending merger with Cereus is not completed), the principal amount of convertible debt outstanding would be $17.0 million. To the extent such debt is not converted in full, or the Company is not able to restructure the terms of such debt or obtain the necessary funds to repay it in full, the Company does not expect that it will be able to meet its long-term obligations.

QUANTITATIVE AND QUALITATIVE DISCLOSURES ABOUT MARKET RISK

Market Risk

     The Company is exposed to various market risks, including changes in foreign currency exchange rates and interest rates. Market risk is the potential loss arising from adverse changes in market rates and prices, such as foreign currency exchange and interest rates. The Company does not enter into derivatives or other financial instruments for trading or speculative purposes. The Company has also not entered into financial instruments to manage and reduce the impact of changes in foreign currency exchange rates and interest rates. The Company may enter into such transactions in the future.

Interest Rate Risks

     The Company's debt at December 31, 1999, primarily carries interest rates which vary with the prime rate. Accordingly, any increases in the banks' prime rate will reduce the Company's earnings. A 1% increase in the prime rate on the Company's $9.5 million of bank debt at December 31, 1999 would result in an annual expense increase of approximately $95,000.

Foreign Currency Risks

     At December 31, 1999 the Company had foreign currency denominated assets and liabilities of approximately $10.0 million and $3.4 million, respectively.

                                 Risk Factors

You should carefully consider the following risk factors as well as other information included in this document. If any of the following events actually occur, our business, financial condition and results of operations could be materially adversely affected. In that event, the trading price of our common stock could decline.

Risks Related to Our Business
-----------------------------

  Our stockholders are subject to the following risks related to our business.

We may be unable to meet our future working capital requirements.

  Background. For the quarter ended March 31, 2000, we were not in compliance with the cumulative net cash flow covenant in our bank facility. On May 15, 2000, our bank waived the non-compliance.

  Because the net cash flow covenant is cumulative, and because of additional losses from continuing and discontinued operations in the second quarter, we were not in compliance with the covenant for the quarter ended June 30, 2000. In addition, we were not in compliance with a covenant regarding year 2000 capital expenditures and a covenant regarding maximum rental payments under lease arrangements. On July 27, 2000, the bank waived the non-compliance with each of these covenants. Also on July 27, 2000, the bank modified the covenants regarding capital expenditures and rental payments for the balance of fiscal year 2000.

  On July 27, 2000, we entered into an agreement with an investor to issue $7.0 million of convertible senior subordinated notes ("Convertible Subordinated Notes" or "Notes"). The Notes are due July 27, 2001. The Notes are convertible into our common stock at a price of $4.80 per share. The conversion price is subject to adjustment upon the occurrence of certain events. The Notes also have certain put and call features. Concurrent with the execution of the agreement, $4.0 million dollars was funded by the investor. An additional $1.0 million will be funded immediately upon our execution of a definitive agreement to sell all or part of our hospitality services group for proceeds of at least $8.0 million. The remaining $2.0 million will be funded upon the closing of the merger with Cereus.

  We received a loan of $4.0 million from Cereus during the quarter ended June 30, 2000 pursuant to a $5.0 million bridge facility. Cereus has agreed to increase the amount available under the bridge facility, prior to the closing of the merger with Cereus, from $5.0 million to $10.0 million, subject to our bank agreeing to certain modifications to our senior bank credit facility. The loan from Cereus is in the form of a convertible subordinated note. The convertible subordinated notes bears interest at prime plus 2.0%.

  Short-term and long-term liquidity. At June 30, 2000, we had a negative working capital position (excess of current liabilities over current assets) of $5.2 million. Our net cash position (deficit), defined as the sum of cash, cash equivalents and short-term investments less short term borrowings and long-term debt, was $(17.3 million) at June 30, 2000, compared to $(9.9 million) at December 31, 1999.

  Commencing in the second quarter, due to greater losses than anticipated in the second quarter and the resultant shortage of available cash, we have not made timely payments to all of our trade and other creditors. As of June 30, 2000, we had payables which were more than 30 days past due in the amount of approximately $4.9 million relating to continuing operations. We have negotiated deferred payment terms with most of these creditors.

  We expect to meet our short-term working capital needs with borrowings under the bank and Cereus facilities, the proceeds from the sale of all or a portion of the hospitality services group, and up to $3.0 million in proceeds from the funding of the additional Convertible Subordinated Notes. We cannot meet our working capital needs without these capital sources. Our ability to access that capital is contingent on events, most of which are outside our control. For example, we have entered into a letter of intent with respect to the sale of our lodging and international business and are in discussions for the sale of our subsidiary, Squirrel Systems, Inc. However, the consummation of both of those transactions is contingent on the negotiation and execution of a definitive agreement and the completion of due diligence and other matters customary in transactions of that sort.

  While we expect to be able to close both of these transactions, there can be no assurance that either or both of the transactions will close. Also, there can be no assurance that the additional $3.0 million of Convertible Subordinated Notes will be funded because the funding of $1.0 million of the Notes is contingent on the execution of a definitive agreement for the sale of all or a portion of our hospitality services group for gross proceeds of at least $8.0 million and the funding of $2.0 million of the Notes is contingent on the closing of the merger with Cereus.

  Similarly, our access to the additional $5.0 million of funding from Cereus is contingent upon our bank agreeing to certain modifications to the bank credit facility. While we expect to obtain the required modifications, there can be no assurance that we will be successful in obtaining those modifications. As such, there can be no assurance that we will have access to the additional Cereus funding.

  Finally, our ability to access the bank facility is contingent on our compliance with the financial and other covenants and terms of that facility. If we are in violation of the bank facility, or do not have sufficient eligible accounts receivable to support the level of borrowings we need, we will be unable to draw on the facility.

  If any of these contingencies is not satisfied or we are in violation of the bank facility so that we do not have access to any one of these sources of capital through the remainder of the 2000 fiscal year, then our ability to continue to operate would be jeopardized. In this event, we would be forced to seek working capital from other sources to fund delinquent accounts payable and meet ongoing trade obligations. However, there can be no assurance that other financing sources will be available to meet our needs at that time.

  Even if we are able to meet our short-term capital needs from the capital sources described above, our ability to meet our long-term capital needs will be subject to factors outside of our control. Specifically, unless the price of our common stock increases significantly so that holders of our convertible debt are likely to convert such debt into common stock, we will be required to restructure that debt or raise additional equity capital to fund such debt repayment beginning in June 2001. The principal amount of the convertible debt outstanding at August 10, 2000 was $9.0 million. If the balance of the Convertible Subordinated Notes and the additional debt from the Cereus bridge facility is funded (and assuming our pending merger with Cereus is not completed), the principal amount of convertible debt outstanding would be $17.0 million. To the extent such debt is not converted in full, or we are not able to restructure the terms of such debt or obtain the necessary funds to repay it in full, we do not expect that we will be able to meet our long-term obligations.

We have a history of losses and may not be profitable in the future.

   We have a history of net losses, including a net loss of $31.6 million for the six months ended June 30, 2000 and a net loss of $9.8 million for the year ended December 31, 1999. Further, executing our new business strategy and expanding our services will require significant additional capital and other expenditures. Accordingly, we may continue to generate net losses in the future, and we may never become profitable.

Our future results of operations are uncertain because we are significantly refocusing our business.

  We believe that the technology services and ASP markets will grow significantly over the next five years. As a result, we are refocusing our business efforts to devote our energy and resources to promote and develop the technology services group as a full service provider, particularly its ASP offerings. As part of this process, we are pursuing the disposition of our hospitality services group. As such, we have begun accounting for the hospitality services group as a discontinued operation and our historical results of operations, which are the result of our old business strategy, may not give you an accurate indication of how we will perform in the future.

Our success depends on the acceptance and increased use of both Internet-based business software solutions and our new products and services, and we cannot be sure that this will happen.

  Our new business model depends in large part on the adoption of Internet-based business software solutions by our target market of middle market commercial users. Our business could suffer dramatically if Internet-based software solutions are not accepted or are not perceived to be effective. The market for Internet services, private network management solutions and widely distributed Internet-enabled packaged application software has only recently begun to develop, and we believe many of our potential customers are not aware of the benefit of the outsourced solutions we provide.

The growth of Internet-based business software solutions could also be limited by:

 .  concerns over transaction security and user privacy;

 .  inadequate network infrastructure for the Internet; and

 .  inconsistent performance of the Internet.

  We cannot be certain that commercial customers will accept and employ Internet-based software solutions or that this market will grow at the rate we expect. If this market does not grow or grows more slowly than our predictions our financial condition and results of operations would be adversely affected.

  Additionally, many of our products and services are based on new or improved technologies that have not previously been available. We will have to overcome the difficulties inherent in the introduction of new or improved technologies to the market, including our ability to demonstrate to customers the technical capabilities and the value of these new technologies, and there is no assurance that we can do so successfully. Lack of market acceptance of our products and services would adversely affect our business.

We may not be able to deliver our services if third parties do not provide us with key components of our infrastructure.

  We depend on other companies such as software vendors and equipment manufacturers to supply us with key components of the computer and telecommunications equipment and the telecommunications services that we use to provide our application hosting services. A disruption in our ability to provide hosting services could prevent us from maintaining the required standards of service, which would cause us to incur contractual penalties, and would harm our business. Additionally, if any of our significant software vendors stop making their products available to us or choose to compete against us, our business would be harmed. Moreover, our success depends upon the continued popularity of the product offerings of these vendors and on our ability to establish relationships with new vendors in the future. If we are unable to obtain packaged applications from these or comparable vendors or if our vendors choose to compete with us or the popularity of their products declines, our ability to customize, implement or host packaged software applications may be adversely affected.

If we are unable to efficiently integrate and operate recent acquisitions, our business would be harmed.

  During the last few years, we have merged with or acquired numerous companies. The rapid growth associated with these acquisitions and the difficulties we have experienced in integrating these businesses has placed, and will continue to place, a significant strain on our systems, controls and managerial resources. Our management has expended, and expects to continue to expend, significant time and effort in integrating the operations of the businesses we acquire and in expanding our systems and controls to these acquired businesses. If we do not accomplish these tasks, our results of operations and financial condition may be materially and adversely affected.

Our growth could be limited if we are unable to attract and retain qualified personnel.

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

  We believe that our success depends largely on our ability to attract and retain highly skilled and qualified technical, managerial and marketing personnel. Competition for this personnel in the information technology services industry is intense. The inability to hire or retain qualified personnel could hinder our ability to implement our business strategy and harm our business.

The markets we serve are highly competitive and many of our competitors have much greater resources.

  Competition in the information technology services industry is intense and is expected to increase. Many of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, longer operating histories, greater name recognition and more established relationships in the industry than we do. Additionally, there are relatively few barriers to entry in our business that would prevent new competitors from entering our industry. We may not be able to compete effectively and, if we do not, our financial condition and results of operations may be materially and adversely affected.

Our success depends on our ability to keep up with rapid technological developments and evolving industry standards.

  The Internet is characterized by rapidly changing technology, evolving industry standards, and frequent new service and product announcements, introductions and enhancements. Our future success will depend on our ability to adapt our services to rapidly changing technologies and evolving industry standards, to continually improve the performance, features and reliability of our services and to insure the continued compatibility of our services with products, services and architectures offered by various vendors or any prevailing standard. If we do not keep up with those changes, our business may suffer.

Intellectual property infringement claims against us, even without merit, could require us to enter into costly licenses or deprive us of technology we require.

  Our industry is technology intensive. As the number of software products in our target markets increases and the functionality of these products further overlap, third parties may claim that the technology we develop or license infringes their proprietary rights. Any infringement claims, even without merit, could require us to enter into costly royalty or licensing agreements to avoid service implementation delays. If successful, a claim of product infringement could deprive us of the technology we require altogether. Any of these outcomes could harm our business.

Failure to protect our intellectual property rights could have a material adverse effect on our business.

  Our success depends in part upon the protection of our proprietary application software and hardware products. We have taken steps that we believe are adequate to establish, protect and enforce our intellectual property rights. However, we cannot assure you that these efforts to safeguard and maintain our proprietary rights will be successful.

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

  Furthermore, the laws of many foreign countries in which we do business do not protect intellectual property rights to the same extent or in the same manner as do the laws of the United States. Although we have implemented and will continue to implement protective measures in those countries, these efforts may also not be successful. Additionally, even if our U.S. and international efforts are successful, our competitors may independently develop non-infringing technologies that are substantially similar or superior to our technologies.

We derive a significant portion of our revenue from international operations.

  Our international operations represented approximately 13.3% and 18.5% of our total revenue for the six months ended June 30, 2000 and year ended December 31, 1999, respectively. Historically, the largest portion of this international revenue is generated in the Pacific Rim Region, which represented approximately 3.9% and 7.4% of our total revenue for the six months ended June 30, 2000 and year ended December 31, 1999, respectively. Ongoing business in international markets subjects us to a wide variety of risks, including:

 .  unexpected changes in legal and regulatory requirements;

 .  new tariffs or other barriers to certain international markets;

 .  difficulties in staffing and managing foreign operations;

 . regional economic factors including recessions, hyperinflation or other adverse economic developments;

 . longer payment cycles and greater difficulty in collecting accounts receivable;

 .  the possibility of expropriation;

 . limitations on the repatriation of investment income, capital stock and other assets;

 .  unstable political environments;

 .  potentially adverse tax consequences; and

 .  gains and losses on foreign currency conversion.

Legal uncertainties and government regulation could add additional costs to doing business on the Internet and could limit our clients' use of the Internet.

  The laws governing the Internet remain largely unsettled. It may take years to determine whether and how existing laws, such as those governing intellectual property, privacy, libel, taxation and the need to qualify to do business in a particular state, apply to the Internet. This legal uncertainty could slow the growth in Internet use and decrease the acceptance of the Internet as a commercial medium, which could harm our business.

  In response to this legal uncertainty and the growing use of the Internet, laws and regulations directly applicable to communications or commerce over the Internet are becoming more prevalent. The adoption or modification of laws or regulations relating to the Internet and Internet-based businesses could harm our business.

Our stock price has been volatile.

  The stock market in general, and the market for technology and Internet-related companies in particular, has recently experienced extreme volatility that has often been unrelated to the operating performance of particular companies. During the year ended December 31, 1999, the per share sales price of our common stock on the Nasdaq National Market System has fluctuated from a low of $3.125 to a high of $9.50. We believe that the volatility of our stock price does not necessarily relate to our performance and is broadly consistent with volatility experienced in our industry. Prices for our common stock are determined in the marketplace and may be influenced by many factors including factors that are beyond our control, such as prevailing market conditions, changes in earnings estimates by industry research analysts, and general economic, industry and market conditions. In addition, in order to respond to competitive developments, we may from time to time make pricing, service or marketing decisions that could harm our business. Also, our operating results in one or more future quarters may fall below the expectations of securities analysts and investors. In either case, the trading price of our common stock would likely decline.

We have not paid any dividends in the past and do not expect to pay any dividends in the foreseeable future.

  We have never paid dividends on our common stock and do not anticipate paying cash dividends in the foreseeable future. We intend to retain any earnings to finance the development of our business and, consequently, may never pay cash dividends. Our bank line of credit prohibits the payment of dividends.

Risks Related to Our Business After the Merger
----------------------------------------------

  Assuming the merger with Cereus is consummated, our stockholders will be subject to the following risks in addition to the ones set forth above.

Cereus is a development stage company and has a limited operating history.

  Cereus has only a limited operating history in its e-business and B2B technology business, and its prospects must be evaluated with a view to the risks encountered by a company in an early stage of development, particularly in light of the uncertainties relating to the new and evolving markets in which Cereus intends to operate and the acceptance of Cereus's business model. In addition, Cereus's limited operating history in its e-business and B2B technology business makes the prediction of its future operating results difficult or impossible.

Cereus has a history of losses and the combined company may not be profitable in the future.

  Cereus had a net loss of $18.6 million for the six months ended June 30, 2000 and a net loss of $7.2 million for the year ended December 31, 1999. Because executing the combined company's business strategy and expanding its services will require significant additional capital and other expenditures, we anticipate continuing to generate net losses in the future.

The combined company will depend on key personnel.

  The combined company will be highly dependent on the services of several key executive officers and technical employees, many of whom could be difficult to replace and the loss of any of whom could have a material adverse effect on its business, financial condition and results of operations. The combined company will enter into executive employment agreements with each of its Chief Executive Officer, Chief Operating Officer and Chief Financial Officer. In addition, the combined company will need to hire additional skilled personnel to support the continued growth of its business. The market for skilled personnel, especially those with the technical abilities required by the combined company, is currently very competitive, and the combined company must compete with much larger companies with significantly greater resources to attract and retain such personnel. In addition, the senior officers of the combined company after the merger have worked together for less than one year. There can be no assurance that they will function successfully as a management team to implement the combined company's strategy.

We may be unable to successfully integrate our operations.

  The merger involves the integration of two companies that have previously operated independently. The difficulties of combining the companies' operations include integrating personnel with diverse business backgrounds and combining different corporate cultures. The process of integrating operations could cause an interruption of, or loss of momentum in, the activities of one or more of the combined company's businesses and the loss of key personnel. The diversion of management's attention and any delays or difficulties encountered in connection with the merger and the integration of the two companies' operations could have an adverse effect on the business, results of operations or financial condition of the combined company.

We will incur significant merger-related and integration-related expenses.

  Merger-related transaction costs will be recorded as a component of the consideration paid for Cereus. These merger-related transaction costs consist principally of charges related to investment banking fees, professional services, registration and other regulatory costs, and are expected to be approximately $1,223,000. Additional fees and costs may be incurred in connection with the sale of equity or assets necessary to satisfy a condition to consummation of the merger. In addition, we expect to incur pre-tax charges to operations to reflect costs associated with combining the operations of the two companies. These charges will be determined and recorded after the merger. Additional unanticipated expenses may be incurred in the integration of our businesses. Although we expect that the elimination of duplicative expenses as well as the realization of other efficiencies related to the integration of the businesses may result in cost savings, we cannot assure you that these benefits will be achieved in the near term or at all.

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